Exhibit 99.1

SAIC ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER FISCAL YEAR 2008

•	Revenues: Up 14 percent to $2.37 billion

•	Operating Income: Up 32 percent to $186 million

•	Diluted EPS from Continuing Operations: $0.26

(SAN DIEGO and MCLEAN, VA) – December 10, 2007 – SAIC, Inc. [NYSE: SAI], a leading provider of research, engineering, and technology services and solutions, today announced financial results for the third quarter of fiscal year 2008, which ended October 31, 2007.

“During the third quarter, we posted strong financial results and are on track for an excellent year,” said Ken Dahlberg, SAIC chairman and chief executive officer. “Our employees are providing critical services and solutions for our customers’ most important missions. Their dedicated efforts are driving accelerated revenue growth and winning significant new business to fuel future growth. In addition, our improved discipline around bidding and executing work and our focus on managing indirect spending are enhancing our profitability.”

During the quarter, the company completed the acquisitions of Benham Investment Holdings, LLC (Benham) and Scicom Technologies Private Limited (Scicom). Benham offers a full range of capabilities in consulting, engineering, architecture and design/build, including specialized expertise in energy management, alternative fuels, process engineering, industrial manufacturing, facilities, software development and integration, and advanced visualization and communication systems. Scicom, headquartered in New Delhi, India, provides onsite and offshore hydrocarbon exploration product development services and technology consulting in the science and engineering sector.

Summary Operating Results

Revenues for the quarter were $2.37 billion, up 14 percent from $2.08 billion in the third quarter of fiscal year 2007. Internal, or non-acquisition, growth represented 8 percentage points of the consolidated growth for the quarter. Key drivers of internal growth included new and expanding programs in the defense and intelligence markets and increased sales of border, port, and mobile security products.

Operating income for the quarter was $186 million (7.9 percent of revenue), up 32 percent from $141 million (6.8 percent of revenue) in the third quarter of fiscal year 2007. Operating income benefited from increased sales of more profitable border, port, and mobile security products; improved fees on several large programs; and stronger overall recovery of indirect costs.

Income from continuing operations for the quarter was $109 million, up 21 percent from $90 million in the third quarter of fiscal year 2007. The increase in income from continuing operations came despite a $21 million decrease in interest income due primarily to reduced cash balances resulting from the payment of the $2.45 billion special dividend in November 2006.

Diluted earnings per share from continuing operations for the quarter were $0.26, unchanged from the third quarter of fiscal year 2007, despite the higher share count compared to the prior year. The diluted share count for the quarter was 414 million, up 19 percent from 347 million in the third quarter of fiscal year 2007 as a result of the 86 million shares issued in the October 2006 IPO.

Diluted earnings per share, which include discontinued operations, were $0.25 for the quarter, down 11 percent from $0.28 in the third quarter of fiscal year 2007. The fiscal year 2007 quarter included the $19 million pre-tax gain arising from the sale of ANX, a majority-owned subsidiary, during the third quarter of fiscal year 2007.

Cash Generation and Capital Deployment

The company generated $95 million in cash flow from operations during the quarter, down 54 percent from $207 million in the third quarter of fiscal year 2007. Cash flow from operations tracked consistent with net income; the decrease in cash flow from operations is largely attributable to the increased working capital needed to support the acceleration of revenue growth in the current quarter coupled with an increase in day sales outstanding for the quarter from 64 days to 70 days.

During the quarter, the company used a total of $98 million to repurchase 4.7 million shares under the stock repurchase program and 0.9 million shares in privately negotiated transactions or other recurring repurchases from employees in settlement of withholding taxes associated with stock option exercises and vesting events.

New Business Awards

Net new business bookings totaled $3.9 billion in the third quarter of fiscal year 2008, representing a book-to-bill ratio of 1.6. Net bookings are calculated as the current period ending backlog plus the current period’s revenue less prior period ending backlog and backlog obtained in acquisitions. No bookings value is assigned unless the company has received a signed contract for a priced statement of work.

Large, competitive definite delivery contracts received during the quarter include:

•

U.S. Air Force Air Traffic Control Radio System. SAIC won a five-year, $80 million contract from the General Services Administration to upgrade air traffic control radio systems for the U.S. Air Force. SAIC will provide engineering services, including recommending new radios and hardware and procuring and installing equipment as required.

•

Business Transformation Agency (BTA) Support Services. Under a five-year, $76 million contract from the Department of Defense BTA, SAIC will support the evolution of the Business Enterprise Architecture and Enterprise Transition Plan to drive business transformation in support of the warfighter.

•

National Aeronautics and Space Administration (NASA) Moon Mission Facilities. SAIC’s Benham subsidiary has been awarded a two-year, $51 million contract by NASA to design, engineer, and build two testing facilities to support development of spacecraft for the Orion and Constellation programs. Benham will also design and deliver a new high-speed data acquisition system to collect, correlate, and analyze testing data from these two facilities. The two facilities include the highest intensity acoustic facility of its size and the largest, most powerful vibration test facility ever built.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (IDIQ) contracts that are not included in the bookings total. Notable IDIQ awards during the quarter include:

•

General Services Administration (GSA) Alliant. SAIC received one of 29 prime contracts on the Alliant Government-wide Acquisition Contract from GSA, although the award is currently under protest. Alliant has a total ceiling value for all awardees of $50 billion over ten years. The Alliant scope of work includes all components of an integrated information technology solution, including current and future technologies which may emerge during the life cycle of the contract.

•

Centers for Medicare and Medicaid Services (CMS) Enterprise System Development (ESD). SAIC won a prime contract from CMS to provide business application development and maintenance support services for the ESD program. The multiple-award contract will allow CMS to procure Medicare systems modernization services and support up to a maximum value of $4 billion for awardees over 10 years.

•

Space and Naval Warfare (SPAWAR) Engineering Support. Under a single-award, five-year, $473 million contract from the SPAWAR Systems Center, San Diego, SAIC will provide In-Service Engineering Agent and Networks Integration Engineering Facility support. This support includes a range of command, control, communications, computers and intelligence programs for shipboard, shore, air and foreign military sales.

•

SPAWAR Tactical Command and Control (C2) Integration Services. SAIC’s EMA subsidiary won a single-award contract from the SPAWAR Systems Center, Charleston (SSCC). Under this 10-year, $459 million contract, EMA will provide tactical C2 integration services for command, control, communications, computers, intelligence, surveillance and reconnaissance systems.

The company’s backlog of signed business orders at the end of the third quarter of fiscal year 2008 was $15.8 billion, of which $5.4 billion was funded. The negotiated unfunded backlog of $10.4 billion represents the estimated amount to be earned in the future from firm orders for which funding has not been appropriated or otherwise authorized and unexercised priced contract options. Negotiated backlog does not include any estimate of future expected task orders to be awarded under IDIQ or other master agreement contract vehicles.

Forward Guidance

The company initiated guidance for fiscal year 2008 on December 12, 2006, and subsequently reaffirmed this guidance, most recently on October 9, 2007. The company currently expects the following for fiscal 2008:

•	Revenues within the original $8.7 to $9.0 billion range;

•	Operating margin of 7.3 to 7.4 percent, 20 to 30 basis points higher than fiscal 2007;

•	Diluted earnings per share from continuing operations at the top end of or slightly exceeding the $0.83 to $0.88 range

•	Cash flows from continuing operations below the previous guidance of at least $450 million as a result of working capital timing issues.

Over the coming years, the company expects to continue the progress shown in fiscal year 2008, including continued focus on improving internal growth, making strategic acquisitions, improving profitability, generating strong cash flows, and effectively deploying cash for total shareholder return over the long term. The company’s long-term outlook remains consistent with the financial goals articulated as part of the initial public offering:

•	Growing revenue internally in the six percent to nine percent range per year;

•	Adding strategic acquisitions that contribute to revenue and earnings growth;

•	Improving operating margin by 20 to 30 basis points annually until reaching a sustainable level between eight percent and nine percent; and

•	Growing earnings per share from 11 percent to 18 percent annually, varying with internal financial performance, and volume of acquisitions and share repurchases.

Unless there are significant diversions of government funding as a result of unanticipated delays to supplemental war appropriations, the Company’s expectations for fiscal year 2009 are consistent with these goals.

About SAIC

SAIC is a leading provider of scientific, engineering, systems integration and technical services and solutions to all branches of the U.S. military, agencies of the Department of Defense, the intelligence community, the U.S. Department of Homeland Security and other U.S. Government civil agencies, as well as to customers in selected commercial markets. With approximately 44,000 employees in more than 150 cities worldwide, SAIC engineers and scientists solve complex technical challenges requiring innovative solutions for customers’ mission-critical functions.

SAIC: FROM SCIENCE TO SOLUTIONS™

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future sales, earnings, backlog, outstanding shares and cash flow. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in the U.S. budget process; changes in U.S. Government procurement rules and regulations; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government audits of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others; our ability to successfully acquire and integrate businesses; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the SEC, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly report on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of December 10, 2007. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Stuart Davis 703-676-2283

stuart.davis@saic.com

External Communications:
Connie Custer, McLean	Ron Zollars, San Diego
703-676-6533	858-826-7896
constance.a.custer@saic.com	ronald.m.zollars@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31		Nine Months Ended October 31
	2007	2006	2007	2006
Revenues	$2,365	$2,081	$6,598	$5,972
Costs and expenses:
Cost of revenues	2,027	1,807	5,683	5,154
Selling, general and administrative expenses	152	133	420	388

Operating income	186	141	495	430
Non-operating income (expense):
Interest income	14	35	42	97
Interest expense	(22)	(22)	(67)	(68)
Minority interest in income of consolidated subsidiaries	—	(1)	(3)	(4)
Other income (expense), net	—	1	(4)	4

Income from continuing operations before income taxes	178	154	463	459
Provision for income taxes	69	64	180	178

Income from continuing operations	109	90	283	281
Discontinued operations:
Income (loss) from discontinued operations before minority interest in income of consolidated subsidiaries and income taxes (including a net loss on sales of $3 and a net gain on sales of $41 for the three and nine months ended October 31, 2007, respectively, and net gain on sales of $19 and $18 for the three and nine months ended October 31, 2006, respectively)	(3)	25	47	36
Minority interest in income of consolidated subsidiaries	—	3	2	7
Provision for income taxes	1	14	12	3

Income (loss) from discontinued operations	(4)	8	33	26

Net income	$105	$98	$316	$307

Earnings per share:
Basic:
Income from continuing operations	$0.27	$0.27	$0.70	$0.84
Income (loss) from discontinued operations	(0.01)	0.02	0.08	0.08

	$0.26	$0.29	$0.78	$0.92

Diluted:
Income from continuing operations	$0.26	$0.26	$0.68	$0.81
Income (loss) from discontinued operations	(0.01)	0.02	0.08	0.08

	$0.25	$0.28	$0.76	$0.89

Weighted average shares outstanding:
Basic	402	336	404	334

Diluted	414	347	417	345

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	October 31, 2007	January 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,011	$1,109
Receivables, net	1,844	1,598
Inventory, prepaid expenses and other current assets	217	190
Assets of discontinued operations	—	85

Total current assets	3,072	2,982
Property, plant and equipment (less accumulated depreciation and amortization of $287 and $261 at October 31, 2007 and January 31, 2007, respectively)	402	382
Intangible assets, net	111	109
Goodwill	1,081	920
Deferred income taxes	63	57
Other assets	101	109

	$4,830	$4,559

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,108	$1,032
Accrued payroll and employee benefits	506	507
Income taxes payable	32	73
Notes payable and long-term debt, current portion	139	29
Liabilities of discontinued operations	—	25

Total current liabilities	1,785	1,666
Notes payable and long-term debt, net of current portion	1,099	1,199
Other long-term liabilities	155	102
Commitments and contingencies
Minority interest in consolidated subsidiaries	—	56
Stockholders’ equity:
Common and preferred stock	—	—
Additional paid-in capital	1,767	1,557
Retained earnings	48	6
Accumulated other comprehensive loss	(24)	(27)

Total stockholders’ equity	1,791	1,536

	$4,830	$4,559

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended October 31		Nine Months Ended October 31
	2007	2006	2007	2006
Cash flows from operations:
Net income	$105	$98	$316	$307
Income from discontinued operations	4	(8)	(33)	(26)
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	22	18	57	52
Stock-based compensation	23	7	68	43
Excess tax benefits from stock-based compensation	(12)	—	(51)	—
Other non-cash items	3	3	15	14
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	(201)	(17)	(194)	(28)
Inventory, prepaid expenses and other current assets	4	1	(23)	43
Deferred income taxes	(11)	16	(5)	5
Other assets	5	4	2	1
Accounts payable and accrued liabilities	132	51	52	(35)
Accrued payroll and employee benefits	15	56	(2)	73
Dividend payable	—	9	—	9
Income taxes payable	7	(30)	27	37
Other long-term liabilities	(1)	(1)	(6)	(1)

Total cash flows provided by operations	95	207	223	494
Cash flows from investing activities:
Expenditures for property, plant and equipment	(19)	(33)	(42)	(64)
Acquisition of businesses, net of cash acquired	(145)	(112)	(145)	(144)
Purchases of marketable securities available-for-sale	—	—	—	(4,258)
Proceeds from sales and maturities of marketable securities available-for-sale	—	—	—	5,917
Other	11	5	9	11

Total cash flows provided by (used in) investing activities	(153)	(140)	(178)	1,462
Cash flows from financing activities:
Payments on notes payable and long-term debt	—	(1)	(9)	(19)
Sales of stock and exercise of stock options	24	1,251	79	1,301
Repurchases of stock	(98)	(73)	(270)	(657)
Excess tax benefits from stock-based compensation	12	—	51	—
Other	(1)	(1)	(1)	(2)

Total cash flows provided by (used in) financing activities	(63)	1,176	(150)	623

Increase (decrease) in cash and cash equivalents from continuing operations	(121)	1,243	(105)	2,579

Cash flows of discontinued operations:
Cash provided by (used in) operating activities of discontinued operations	(2)	26	(3)	35
Cash provided by investing activities of discontinued operations	3	17	6	17
Cash used in financing activities of discontinued operations	—	(22)	—	(30)

Increase in cash and cash equivalents from discontinued operations	1	21	3	22

Total increase (decrease) in cash and cash equivalents	(120)	1,264	(102)	2,601

Cash and cash equivalents at beginning of period - continuing operations	1,131	2,342	1,109	1,001
Cash and cash equivalents at beginning of period - discontinued operations	—	30	4	34

Cash and cash equivalents at beginning of period	1,131	2,372	1,113	1,035

Cash and cash equivalents at end of period - continuing operations	1,011	3,631	1,011	3,631
Cash and cash equivalents at end of period - discontinued operations	—	5	—	5

Cash and cash equivalents at end of period	$1,011	$3,636	$1,011	$3,636